Exhibit 2.1

AMENDMENT AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of September 25, 2023, to the Business Combination Agreement (the “Agreement”), dated as of June 12, 2023, made by and among Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), LeddarTech Inc., a corporation existing under the laws of Canada (the “Company”), and LeddarTech Holdings Inc., a company incorporated under the laws of Canada (“Newco”). Prospector, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WITNESSETH:

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 8.3 of the Agreement, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to Section 2.4(b) of the Agreement. The text of Section 2.4(b) of the Agreement is deleted in its entirety and replaced with the following:

notwithstanding section 4.10 of each of the Company Management Stock Option Plans, each Company M-Option outstanding immediately prior to the Arrangement Effective Time shall be exchanged for an option to purchase a number of Surviving Company Common Shares equal to the number of Class M Shares subject to such Company M-Option immediately prior to the Arrangement Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Surviving Company Equity Incentive Plan at an exercise price per share equal to the exercise price per share of such Company M-Option immediately prior to the Arrangement Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent) and the portion of the Surviving Company Earnout Special Shares to be allocated to each such Rollover Equity Award upon exercise of such Rollover Equity Award pursuant to and in accordance with Section 2.7(a)(ii) and the Allocation Schedule. Each such Rollover Equity Award shall be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding Company M-Option immediately prior to the Arrangement Effective Time (provided that (i) each such Rollover Equity Award shall vest after a 6-month period following the issuance thereof, and (ii) the rights set forth in section 4.10 of each of the Company Management Stock Option Plans shall be extinguished together with any other rights similar to the rights set forth in section 4.10(y) of the Company Management Stock Option Plans enabling the request for payment of an amount in cash by the Company under the Company Management Stock Option Plans), subject to the adjustments required by this Section 2.4(b) after giving effect to the Arrangement. Such assumption and conversion shall occur in a manner intended to comply with the requirements of subsection 7(1.4) of the Tax Act.

Section 2. Amendment to Section 5.5(c) of the Agreement. The text of Section 5.5(c) of the Agreement is deleted in its entirety and replaced with the following:

For Canadian income tax purposes, the Parties intend that (i) the Share Exchange will occur on a tax deferred basis for certain Canadian resident Company Shareholders who make a joint tax election with Amalco under subsections 85(1) or (2) of the Tax Act, and (ii) subsection 7(1.4) of the Tax Act apply to the exchange of certain employee options as described in the Plan of Arrangement.

Section 3. Amendment to Section 5.5(d) of the Agreement and Addition of Section 5.5(e). The text of Section 5.5(d) of the Agreement is moved to the novel Section 5.5(e) of the Agreement, and such former Section 5.5(d) of the Agreement is replaced with the following:

Subject to the provisions of the Plan of Arrangement, an Eligible Holder (as defined in the Plan of Arrangement) who receives Exchange Consideration shall be entitled, in the manner and in accordance with any deadlines contemplated by the Plan of Arrangement, to make joint tax elections with Amalco under subsections 85(1) or (2) of the Tax Act or any equivalent provincial legislation with respect to the Share Exchange, subject to and in accordance with the Plan of Arrangement. Amalco will not be responsible for the proper completion of any election form and, except for Amalco’s obligation to return duly completed and timely received election forms, Amalco will not be responsible for any taxes, interest or penalties resulting from the failure by a former Company Common Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

Section 4. Amendment to Section 5.16 of the Agreement. The text of Section 5.16 of the Agreement is deleted in its entirety and replaced with the following:

Immediately prior to Closing, the Company board of directors shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit E and with any changes or modifications thereto as the Company and Prospector may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Prospector, as applicable), which shall be adopted and assumed by the Surviving Company (the “Surviving Company Equity Incentive Plan”) at the time of the Company Amalgamation, in the manner prescribed under applicable Laws effective as of immediately following the Closing, reserving five million (5,000,000) Surviving Company Common Shares for grant thereunder (the “Option Pool”). The Surviving Company Equity Incentive Plan shall ensure that cancelled options are returned to the Option Pool for reissuance should employees depart and surrender vested and/or unvested options or otherwise fail to exercise their options before the exercise date.

Section 5. Addition to Section 1.1 of the Plan of Arrangement. The following definition of “Eligible Holder” is added in Section 1.1 of the Plan of Arrangement:

“Eligible Holder” means a Company Common Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

Section 6. Amendment to Section 3.1(k)(ii) of the Plan of Arrangement. The text of Section 3.1(k)(ii) of the Plan of Arrangement is deleted in its entirety and replaced with the following:

notwithstanding section 4.10 of each of the Company Management Stock Option Plans, each Company M-Option outstanding immediately prior to the Arrangement Effective Time shall be exchanged for an option to purchase a number of Surviving Company Common Shares equal to the number of Class M Shares subject to such Company M-Option immediately prior to the Arrangement Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share) under the Surviving Company Equity Incentive Plan at an exercise price per share equal to the exercise price per share of such Company M-Option immediately prior to the Arrangement Effective Time divided by the Per Share Consideration (rounded up to the nearest whole cent), and the portion of the Surviving Company Earnout Special Shares to be allocated to each such Rollover Equity Award upon exercise of such Rollover Equity Award pursuant to and in accordance with Section 2.7(a)(iii) of the Business Combination Agreement and the Allocation Schedule. Each such Rollover Equity Award shall be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding Company M-Option immediately prior to the Arrangement Effective Time (provided that (i) the options to purchase Surviving Company Common Shares shall vest after a 6-month period following the issuance thereof, and (ii) the rights set forth in section 4.10 of each of the Company Management Stock Option Plans shall be extinguished together with any other rights similar to the rights set forth in section 4.10(y) of the Company Management Stock Option Plans enabling the request for payment of an amount in cash by the Company under the Company Management Stock Option Plans), subject to the adjustments required by this Section 3.1(k)(i)(ii) after giving effect to the Arrangement;

Section 7. Addition of Section 3.2 in the Plan of Arrangement. The following text is added as Section 3.2 of the Plan of Arrangement:

Each Company Common Shareholder who is an Eligible Holder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such Company Common Shareholder is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Company Common Shares to Amalco and the receipt of the Amalco Common Shares and Amalco Earnout Special Shares in respect thereof by: (A) notifying Amalco of its intention to make such an income tax election by completing the Letter of Transmittal accordingly; and (B) providing two signed copies of the necessary prescribed election form(s) to Amalco within 90 days following the Effective Date, duly completed with the details of the number of Company Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Amalco and returned to such former Company Common Shareholder within 30 days after the receipt thereof by Amalco for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former Company Common Shareholder. Amalco will not be responsible for the proper completion of any election form and, except for Amalco’s obligation to return duly completed and timely received election forms, Amalco will not be responsible for any taxes, interest or penalties resulting from the failure by a former Company Common Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

Section 8. Assignment. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Amendment not in accordance with the terms of this Section 8 shall be void.

Section 9. No Third Party Beneficiary. This Amendment shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 10. Entire Agreement. This Amendment constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 11. Construed Together. The Agreement shall henceforth be read and construed in conjunction with this Amendment. References to the “Agreement” in the Agreement or the “Business Combination Agreement” in any other document delivered in connection with, or pursuant to, the Agreement, shall mean the Agreement as amended by this Amendment.

Section 12. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 13. Counterparts. This Amendment may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 14. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of Canada, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Cayman Islands Act shall also apply to the Prospector Continuance).

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

PROSPECTOR CAPITAL CORP.

By:	/s/ Derek Kenneth Aberle
	Name:	Derek Kenneth Aberle
	Title:	Chief Executive Officer

LEDDARTECH INC.

By:	/s/ Charles Boulanger
	Name:	Charles Boulanger
	Title:	Chief Executive Officer

LEDDARTECH HOLDINGS INC.

By:	/s/ Charles Boulanger
	Name:	Charles Boulanger
	Title:	Chief Executive Officer

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